ENERGY CONVERSION DEVICES ANNOUNCES
                -----------------------------------
           SECOND QUARTER FISCAL 2004 OPERATING RESULTS
           --------------------------------------------

      ROCHESTER HILLS, Mich., Feb. 17, 2004 - Energy Conversion Devices, Inc. (ECD Ovonics) (NASDAQ:ENER) announced today its operating results for the second quarter ended December 31, 2003. Revenues were $15.7 million compared to $18.5 million in the second quarter last year. The Company's net loss was $13.4 million for the second quarter compared to a loss of $5.8 million in the same quarter last year. On a per-share basis, the loss was $.57 in the second quarter of Fiscal 2004 compared to a loss of $.26 in the same quarter last year.

      The financial results for the three months and six months ended December 31, 2003 and December 31, 2002 are shown in the following table:

                                                 Three Months Ended          Six Months Ended
                                                    December 31,               December 31,
                                               -----------------------    -----------------------
                                                  2003         2002          2003         2002
                                               ----------   ----------    ----------   ----------
                                                     (In thousands, except per-share amounts)
Revenues
  Product Sales                                 $  7,364     $  4,512      $ 14,066     $  9,847
  Royalties                                          609          370         1,069          899
  Revenue from Product Development Agreements      7,536       10,226        14,374       19,979
  Revenue from License Agreements                     25        3,269            75        3,419
  Other                                              140          101           295          188
                                                --------     --------      --------     --------
Total Revenue                                     15,674       18,478        29,879       34,332

Expenses                                         (28,761)      22,514        57,379       44,756
                                                --------     --------      --------     --------
Net Loss from Operations                         (13,087)      (4,036)      (27,500)     (10,424)
Other Income (Expense)
  Interest Income                                    257        1,050           573        2,090
  Equity Loss in Joint Ventures                     (304)      (2,870)         (548)      (3,734)
  Other                                             (282)          77          (223)         636
                                                --------     --------      --------     --------
Total Other Income (Expense)                        (329)      (1,743)         (198)      (1,008)
                                                --------     --------      --------     --------
Net Loss Before Cumulative Effect of Change
  in Accounting Principle                        (13,416)      (5,779)      (27,698)     (11,432)
Cumulative Effect of Change in
  Accounting Principle                              -            -             -           2,216
                                                --------     --------      --------     --------
Net Loss                                        $(13,416)     $(5,779)     $(27,698)    $ (9,216)
                                                ========     ========      ========     ========
Basic and Diluted Net Loss Per Share Before
  Cumulative Effect of Change in Accounting
  Principle                                     $   (.57)     $  (.26)     $  (1.22)    $   (.52)
                                                ========     ========      ========     ========
Cumulative Effect of Change in Accounting
  Principle                                     $   -         $  -         $   -        $    .10
                                                ========     ========      ========     ========
Basic and Diluted Net Loss Per Share            $   (.57)     $  (.26)     $  (1.22)    $   (.42)
                                                ========     ========      ========     ========

Notes to Financial Results:
---------------------------

      Since July 2003, the Company has implemented a series of initiatives aimed at aggressively continuing to grow revenue through increased photovoltaic production and sales, continued expansion of NiMH battery manufacturing capability and expected growth in solid hydrogen storage systems while significantly reducing operating costs. The Company has met these initiatives through the following actions taken:


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     o   Reductions in staffing by 15% at ECD and Ovonic Battery through reallocation and reductions ($4,500,000 in annual savings).

     o Changes in the healthcare benefit program ($2,200,000 in annual savings).

     o A salary freeze for all ECD and Ovonic Battery employees and a 10% salary reduction by the executive management team ($1,900,000 in annual savings).

     o   Reduced purchased services and contract employees.

     o   Lower capital expenditures.

      These cost-containment initiatives were fully implemented by January 1, 2004 and are expected to result in total savings of $19 million annually. The Company is reviewing other areas for cost reduction, as well as organizational changes to improve administrative and operating efficiencies.

      The Company is engaged in a number of negotiations and discussions to fund its operations, including forming new strategic alliances to fund and grow its photovoltaic, fuel cell and other businesses and raise additional capital through equity and debt financings. In addition, the Company is engaged in negotiations with government agencies for contracts to fund its development activities. The Company is also in discussions with third parties to refinance the 30MW production equipment. The Company obtained an independent appraisal that valued the 30MW equipment higher than the $67 million equipment cost.

      As of December 31, 2003, the Company had consolidated cash, cash equivalents, short-term investments and accounts and short-term note receivable (including $4,167,000 of amounts due from related parties) of $53,845,000, a decrease of $10,651,000 from June 30, 2003. As of December 31, 2003, the Company had consolidated working capital of $39,828,000 compared with a consolidated working capital of $37,795,000 as of June 30, 2003.

      In November 2003, the Company raised a total of $27,940,000 in connection with a sale of units to institutional investors. In January 2004, the Company received $5,593,000 in connection with a sale of additional units of its securities to two of the institutional investors.

      The Company plans to use these proceeds for working capital and to support its development and other operating activities.

      Management believes that funds generated from operations, new business agreements, equity and debt financings, new government contracts and the cost containment initiatives described above, together with existing cash and cash equivalents, will be adequate to support the Company's operations for the coming year. However, the amount and timing of such activities are uncertain. Accordingly, no assurances can be given as to the timing or success of the aforementioned plans, negotiations, discussions and programs. The Company has recurring losses from operations and is actively engaged in discussions to obtain the needed additional working capital.

      The Company has continued to invest to further advance its technologies. These investments in its technologies have led to strategic alliances with companies such as ChevronTexaco, General Electric and China's Rare Earth High-Tech Co., Ltd. of Baotou Steel Company and the Company's Ovonyx joint venture which includes Intel. In accordance with accounting principles generally accepted in the United States of America (U.S. GAAP), the investments the Company makes in developing its technologies are expensed as research and


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                                      - 3 -
development expense in the periods in which they are incurred and the value of these technologies are not carried as assets on the Company's balance sheet.

      The Company had a net loss of $13,416,000 on revenues of $15,674,000 in the three months ended December 31, 2003 compared to a net loss of $5,779,000 on revenues of $18,478,000 in the three months ended December 31, 2002. The Company had a net loss of $27,698,000 on revenues of $29,879,000 in the six months ended December 31, 2003 compared to a net loss of $9,216,000 on revenues of $34,332,000 in the six months ended December 31, 2002.

      The $7,637,000 and $18,482,000 increase in net loss for the three months and six months ended December 31, 2003, respectively, resulted primarily from the following:

     o Increased loss, including intercompany interest, for the three months and six months ended December 31, 2003, of $2,295,000 and $4,434,000, respectively, from United Solar Ovonic is due to the fact that United Solar Ovonic is consolidated 100% in 2003 compared to approximately 50% of United Solar Ovonic losses recorded in 2002.

     o Partially offsetting the above is a reduction in United Solar Ovonic's loss from operations for the three months and six months ended December 31, 2003 of approximately $2,067,000 and $1,910,000, respectively, compared to 2002 due to higher revenues in 2003.

     o A decrease for the three months and six months ended December 31, 2003, to $25,000 and $75,000, respectively, for revenues from license and other agreements compared to $3,269,000 and $3,419,000, respectively, in 2002.

     o Increased patent defense costs for the three months and six months ended December 31, 2003, of $2,691,000 and $4,563,000, respectively, primarily due to the arbitration with Matsushita Battery Industrial Co., Ltd. and its related parties. The Company expects patent defense costs related to the arbitration proceedings to be significantly lower in the future.

     o Increased net product development expenses for the three months and six months ended December 31, 2003 of $464,000 and $3,938,000, respectively.

     o Reduced interest income for the three months and six months ended December 31, 2003, of $793,000 and $1,517,000, respectively, due to lower level of investments and lower interest rates in 2003.

     o Income of $2,216,000 in 2002 attributable to the cumulative effect of a change in accounting principle.

      The decrease in revenues for the three- and six-month periods ended December 31, 2003 results from: (1) lower revenues from product development agreements primarily due to reductions from related parties, partially offset by increases from a photovoltaic contract with the Air Force and new contracts with NIST and DOD, (2) lower revenues from license and other agreements due to revenues in 2002 from pre-existing agreements to expand Canon's license rights and (3) lower sales of equipment due to the near completion of the Rare Earth Ovonic contract. Partially offsetting the decrease in revenue were higher product sales at United Solar Ovonic and the consolidation of United Solar Ovonic's sales to third parties in the Company's consolidated financial results.


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                                      - 4 -

      ECD will hold a conference call on Wednesday, February 18 at 11:00 a.m. ET to discuss its second quarter fiscal 2004 results. Access to the call may be obtained by calling 1.877.858.2512 or 1-706-634-1291. A replay will be available through 3:00 p.m., February 21, 2004, at 1.800.642.1687 or 1-706-645-9291.
Callers should use conference ID# 5510652 to access the replay. A live webcast of the conference call will be available online at http://www.videonewswire.com/ECDOVONICS/021804/ or through the Company's website at www.ovonic.com. ECD's financial results on Form 10-Q for the three and six months ended December 31, 2003 will also be available on the Company's website on or around February 18, 2004.

About ECD Ovonics
ECD Ovonics is the leader in the synthesis of new materials and the development of advanced production technology and innovative products. It has invented, pioneered and developed enabling technologies in the fields of energy and information leading to new products and production processes based on amorphous, disordered and related materials. ECD Ovonics' proprietary advanced information technologies include Ovonic(TM) phase-change electrical memory, Ovonic(TM) phase-change optical memory and the Ovonic(TM) Threshold Switch. The Company's portfolio of alternative energy solutions includes thin-film amorphous solar cells, modules, panels and systems for generating solar electric power; NiMH batteries; hydride storage materials capable of storing hydrogen in the solid state for use as a feedstock for fuel cells or internal combustion engines or as an enhancement or replacement for any type of hydrocarbon fuel; and fuel cell technology. ECD Ovonics designs and builds manufacturing machinery that incorporates its proprietary production processes, maintains ongoing research and development programs to continually improve its products and develops new applications for its technologies. ECD Ovonics holds the basic patents in its fields. More information on ECD Ovonics is available on www.ovonic.com.

                               # # #

      This release may contain forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on assumptions which ECD Ovonics, as of the date of this release, believes to be reasonable and appropriate. ECD Ovonics cautions, however, that the actual facts and conditions that may exist in the future could vary materially from the assumed facts and conditions upon which such forward-looking statements are based.

Contacts:
--------
Stephan Zumsteg, Vice President and Chief Financial Officer
Ghazaleh Koefod, Investor Relations
Dick Thompson, Media Relations
Energy Conversion Devices, Inc.
248.293.0440